Exhibit 10.1

FORM OF

SPECIAL COMPENSATION AGREEMENT

THIS SPECIAL COMPENSATION AGREEMENT (this “Agreement”) is made as of                                 , (the “Effective Date”) by and between: ManTech International Corporation, its subsidiaries, predecessors, successors, affiliates and/or divisions (collectively hereinafter “ManTech”); and                                  (“Key Employee”). ManTech and Key Employee are sometimes also referred to herein individually as “Party” and collectively as “Parties”. In consideration of the promises, agreements, covenants, representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Special Retention Bonus. Provided that Key Employee has continuously remained a ManTech employee in good standing from the effective date of this Agreement through 31 December 2011 and Key Employee has complied with the terms and conditions of this Agreement, ManTech will pay Key Employee a special retention bonus in the amount of Two Hundred Fifty Thousand Dollars ($250,000.00) (the “Special Retention Bonus”).

2. Payment of the Special Retention Bonus. Subject to the terms and conditions of this Agreement, payment of the Special Retention Bonus shall be made by ManTech to Key Employee on or within ten (10) business days after 31 December 2011. The Special Retention Bonus payment shall be subject to tax withholding by ManTech in accordance with law.

3. Early Termination. ManTech shall not pay the Special Retention Bonus to Key Employee if, prior to 31 December 2011, Key Employee: 1) is terminated for Good Cause (as defined below) by ManTech; or 2) resigns his employment with ManTech for any reason. For purposes of this Agreement, the term “Good Cause” means termination of employment due to Key Employee’s: (i) fraud, misappropriation, embezzlement or acts of similar dishonesty; (ii) conviction of a felony; (iii) illegal use of drugs or excessive use of alcohol; (iv) intentional misconduct that may subject ManTech to criminal or civil liability; (v) insubordination or failure to comply with ManTech policies; (vi) breach of the substantive obligations of this Agreement; or (vii) breach of Key Employee’s duty of loyalty, including diversion or usurpation of corporate opportunities properly belonging to ManTech. In the event of Key Employee’s termination of employment prior to 31 December 2011 by ManTech other than for Good Cause, or due to Key Employee’s death or total and permanent disability, Key Employee shall be entitled to receive payment of the Special Retention Bonus. Payment of the Special Retention Bonus shall be made by ManTech to Key Employee (or, in the case of Key Employee’s death, to Key Employee’s estate) on or as soon as administratively practicable (and in any event within 60 days) after the date of such termination.

4. At-Will Employment. The Parties acknowledge and agree that nothing in this Agreement changes the fact that Key Employee’s employment with ManTech is based on an at-will employment relationship; meaning that regardless of this Agreement, ManTech or Key Employee may end the employment relationship at any time, for any reason or no reason at all.

5. No Effect on Key Employee’s Compensation Structure. The Parties acknowledge and agree that nothing in this Agreement changes Key Employee’s compensation structure during the term of their employment with ManTech, including base compensation and other forms of incentive compensation available to Key Employee from ManTech.

6. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the Commonwealth of Virginia excluding the choice of laws principles thereof.

7. Waiver. No delay or failure on the part of any Party hereto in exercising any right, power or privilege under this Agreement or under any other documents furnished in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein.

8. Severability. If any clause, provision or section of this Agreement shall be held illegal or invalid by any court, the illegality or invalidity of such clause, provision or section shall not affect the remainder of this Agreement which shall be construed and enforced as if such illegal or invalid clause, provision or section had not been contained in this Agreement.

9. Entire Agreement. This Agreement and other documents referred to herein or furnished pursuant hereto, constitutes the entire agreement among the Parties hereto with respect to the Key Employee’s eligibility for this Special Retention Bonus, and it supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein. No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed and delivered by the Party against whom enforcement of the amendment, modification or discharge is sought.

This Agreement may be executed by facsimile signature and in multiple counterparts, each to be an original and taken together shall constitute one and the same document.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

ManTech	Key Employee:

Signature	Signature

Printed Name	Printed Name